Exhibit 99.2


        FIRST AVIATION SERVICES INC. CLOSES THE ACQUISITION OF SUPERIOR'S
                         REGIONAL DISTRIBUTION CENTERS



WESTPORT CT, August 14, 2001 --- First Aviation Services Inc. (NASDAQ: FAVS), announced today that its subsidiary, Aerospace Products International Inc. ("API") closed on the previously announced acquisition of five regional distribution centers from Superior Air Parts Inc. In addition, API has been appointed a worldwide distributor for Superior's line of FAA approved replacement parts for Lycoming and Continental aircraft engines. API acquired the Superior operations for approximately $4.6 million of cash. No liabilities were assumed.

According to Jerry Schlesinger, President and Chief Executive Officer of API and Senior Vice President of FAvS, "This acquisition enables API to expand its customer base as well as its product and service offerings. As part of the transaction, we acquired $3.5 million of inventory. We expect an increase in inventory turns, combined with reductions in costs, to enable us to recoup more than half of the purchase price within six months."

Don Cox, Vice President of General Aviation Sales and Services at API added, "Wholesale customers of Superior are now being serviced by API. We already have integrated the necessary customer databases into our systems and have transferred the inventory to our Memphis facility. Customers of the Regional Distribution Centers can order from API by calling 800-950-0111 or 800-487-4884. They can also see availability and/or order directly through www.apiparts.com."

In addition, API has initiated its customized third party logistic services solution for Superior. According to Jerry Schlesinger, " The transition has been seamless. In the space of three weeks we have developed specialized, secure, segregated space for the Superior product, initiated a new logistics call center, integrated the Superior and API computer systems, trained personnel, and relocated millions of dollars worth of product. We were up and running this morning without missing an order."

First Aviation Services Inc., located in Westport, Connecticut is a worldwide leader in providing services to aircraft operators of some of the most widely used commercial and general aviation aircraft. Its operations include API, which is based in Memphis, Tennessee, and is a leader in the supply of aerospace products and services worldwide. In addition to the product lines it distributes, API offers supply chain management services, overhaul and repair services for brakes and starter/generators, and builds custom hose assemblies. With locations in the U.S., Canada and Asia Pacific, plus partners throughout the world,

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API continues to be the fastest growing supplier of aviation products and inventory management solutions in the industry.

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Contact:      John A. Marsalisi
              Vice President & Chief Financial Officer
              First Aviation Services Inc.
              (203) 291-3303